Exhibit 99.1

                    Muzak Names Stephen Villa CEO

    FORT MILL, S.C.--(BUSINESS WIRE)--July 17, 2006--Muzak LLC and its parent company, Muzak Holdings LLC, are pleased to announce that Stephen Villa has been named Chief Executive Officer.
    Villa, 42 years of age, had been named interim Chief Executive Officer in late June, 2006. Royce Yudkoff, a member of the Board of Directors of Muzak Holdings LLC and a principal at ABRY Partners, expressed the Board's unanimous support for Villa and said, "appointing Steve the Company's permanent CEO is evidence of the Board's confidence in Steve, his management team, and the momentum exhibited by the entire Company."
    In accepting his new role, Villa thanked Muzak's employees, affiliates, vendors, and clients for their continued support. "We are dedicated to further building on the successes we achieved over the last several quarters. My promise to the entire Muzak community is that I will work tirelessly with all our stakeholders to continue our progress and achieve our goals," said Villa.
    This transition comes on the heels of sequential quarterly periods of positive cash flow and the successful implementation of initiatives to achieve more moderate growth levels and enhance client satisfaction. The Company believes that these recent successes will serve as a foundation upon which to accelerate current and future process improvements while continuing to generate positive cash flow.
    Muzak, the leading audio imaging company, enhances brands and creates experiences with AUDIO ARCHITECTURE(TM) and MUZAK VOICE(TM). More than 100 million people hear Muzak programs each day. We deliver music, messaging, and sound system design through more than 200 sales and service locations.

    The above statements include forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Some of these statements can be identified by terms and phrases such as "anticipate", "believe", "intend", "expect", "anticipate", "could", "may", "will" and similar expressions and include references to assumptions that the Company believes are reasonable and relate to our future prospects, developments and business strategies. Forward-looking statements involve risks and uncertainties, including, but not limited to those related to the Company's substantial leverage and debt service requirements, restrictions imposed by the terms of the Company's indebtedness, our history of net losses, our lack of readily available funds to borrow, our dependence on satellite delivery of our products, our dependence on third parties to license music rights, possible disruption poised by new business strategies and initiatives, the impact of natural disasters on our client locations and our support facilities, future capital requirements, the impact of competition and technological change, the availability of cost-effective programming, the impact of legislation and regulation, our dependence on the contributions of key personal, the ability to control or impact client cancellations, potential conflicts poised by the significant ownership stake of our controlling equity holder, risks associated with the effect of general economic conditions and the other factors discussed in the Company's filings with the Securities and Exchange Commission. Actual results could differ materially from these forward-looking statements. The Company undertakes no obligation to update these forward-looking statements.

    CONTACT: Muzak LLC
             Bob Finigan, 803-396-3000